Exhibit 23.6
CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS
April 27, 2011
Magnum Hunter Resources Corporation
777 Post Oak Boulevard, Suite 650
Houston, Texas 77056
Gentlemen:
As independent petroleum consultants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-3 and any amendment thereof of Magnum Hunter Resources Corporation, the related prospectus and any prospectus supplement, of information relating to our report setting forth the estimates of the oil and gas reserves and revenues from the oil and gas reserves of Magnum Hunter Resources Corporation as of December 31, 2010. We also consent to the references to our firm contained in this Registration Statement and in the Prospectus and any Prospectus Supplement relating to the Registration Statement listed above, including under the caption “Experts”.
Very truly yours,
W. Todd Brooker, P.E
Vice President
Cawley Gillespie & Associates, Inc.
Texas Registered Engineering Firm (F-693)